AGREEMENT AMONG JOINT INSUREDS

This Agreement is made as of the 1st day of March, 2024 by and among Fenimore Asset Management Trust (the “Trust”), Fenimore Asset Management, Inc. (the “Manager”) and Fenimore Securities, Inc. (the “Distributor”).

WITNESSETH:

WHEREAS, the Trust is a registered investment company required to be covered by a fidelity bond pursuant to Rule 17g-1 of the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Trust is named as a joint insured together with the Manager and the Distributor in a joint insured bond (the “Bond”); and

WHEREAS, the Trust, as a registered investment company, is required under Rule 17g-1(f) of the Act to enter into an agreement among joint insureds with the Manager and the Distributor with respect to the Bond.

NOW THEREFORE, the Trust, the Manager and the Distributor hereby agree that in the event recovery is received under the Bond as a result of a loss sustained by the Trust, the Trust shall receive an equitable and proportionate share of the recovery, and in any event the Trust shall receive an amount at least equal to the amount which the Trust would have received had it provided and maintained a single insured bond with minimum coverage required under the Act.

FENIMORE ASSET MANAGEMENT TRUST

By: /s/ Michael F. Balboa

Name: Michael F. Balboa

Title: Secretary/Treasurer

FENIMORE ASSET MANAGEMENT, INC.

By: /s/ Christian Snyder

Name: Christian Synder

Title: President

FENIMORE SECURITIES, INC

By: /s/ Michael F. Balboa

Name: Michael F. Balboa

Title: Secretary/Treasurer